EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” and to use our report dated April 14, 2016 with respect to the audited financial statements as of and for the year ended December 31, 2015.

/s/ Anton & Chia, LLP

Newport Beach, California

March 2, 2018